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                                                                  EXHIBIT 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 1st day of December, 1999, by and between Station Casinos, Inc., a Nevada corporation, with its principal offices located at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 (the "COMPANY"), and MR. FRANK J. FERTITTA III (the "Executive").

          WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of December 22, 1997 (the "FORMER AGREEMENT"); and

          WHEREAS, the Executive has agreed to continue his employment with the Company on the terms and conditions set forth herein; and

          WHEREAS, the parties to this Agreement desire to replace the Former Agreement in its entirety with this Agreement, and the Former Agreement shall no longer be of any force or effect;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a "PARTY" and together the "PARTIES") agree as follows.

     1. DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

          1.1 "AFFILIATE" shall mean any Person controlling, controlled by or under common control with the Company,

          1.2 "BASE AMOUNT" shall have the meaning ascribed to such term in
Section 280G of the Code.

          1.3 "BASE SALARY" shall mean the salary provided for in SUBSECTION 3.1 or any increased salary granted to the Executive (a) by the Board or (b) pursuant to the provisions of SUBSECTION 3 or SUBSECTION 7.1(b).

          1.4 "BOARD" shall mean the Board of Directors of the Company, including any successor of the Company in the event of a Change in Control.

          1.5 "CAUSE" shall mean that the Executive:

          (a) has been convicted of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;

          (b) has been found unsuitable to hold a gaming license by final, non-appealable decision of the Nevada Gaming Commission; or

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          (c)  in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material economic harm to the Company, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Company or any Affiliate.

          1.6  A "CHANGE IN CONTROL"

          (a)  shall be deemed to have occurred if:

               (1) any Person, corporation, entity or group (other than the Existing Equity Holders) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company's Voting Stock (an "Acquisition Event"), or

               (2) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, with the effect that the beneficial owners of the Company's Voting Stock held immediately prior to the consummation of such consolidation or merger cease to beneficially own, directly or indirectly, securities representing 50% or more of the combined voting power of the Company's Voting Stock (or if the Company is not the surviving entity, the surviving company's voting securities) upon the consummation of such consolidation or merger (a "Merger Event"), or

               (3) the Company sells, conveys, transfers or leases to any person, corporation, entity or group, directly or indirectly, in one transaction or series of related transactions, properties and/or assets that accounted for 75% or more of the earnings (before interest, taxes, depreciation and amortization) of the Company, on a consolidated basis for the four-fiscal quarter period immediately preceding the date of consummation of such transaction (a "Sale Event").

          (b) Notwithstanding the foregoing, a reincorporation, spin-off, split-off or other reorganization transaction (a "Reorganization Event"), or series of related transactions, in which either the "beneficial owners" of the Company's Voting Stock or the Existing Equity Holders beneficially own securities representing 50% or more of the combined voting power of the Company's Voting Stock upon the consummation of such transaction shall not constitute an Acquisition Event, Merger Event or Sale Event for purposes of this definition. For purposes of this definition, "beneficial ownership" shall have the same meaning as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

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          (c)  For the purposes of this definition, upon consummation of an
               Acquisition Event, Merger Event, Sale Event or Reorganization Event, the "Company's Board" and the "Company's Shareholders" shall refer to (i) in the case of an Acquisition Event, the Company, (ii) in the case of a Merger Event, the company surviving the merger or consolidation, (iii) in the case of a Sale Event, the transferee of the properties, and/or assets, and
               (iv) in the case of a Reorganization Event, the entity or entities surviving such Reorganization Event on a consolidated basis.

          1.7 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          1.8 "COMPANY PROPERTY" shall mean all items and materials provided by the Company to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints and other documents and similar items relating to the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

          1.9 "CONFIDENTIAL INFORMATION" shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also includes information concerning the Company's or any Affiliate's customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers whether or not such information has been reduced to documentary form. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

          1.10 "DEFERRED COMPENSATION PLAN FOR EXECUTIVES" shall mean the Company's Deferred Compensation Plan for Executives, effective as of November 30, 1994, as the same may be amended from time to time.

          1.11 "DISABILITY" shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a minimum period of ninety (90) days as determined (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (b) by the following procedure: The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such

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licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

          1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.13 "EXISTING EQUITY HOLDERS" shall mean, in addition to the Executive, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson and Scott M Nielson and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, and any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing, and any lineal descendants of such persons (but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received by gift, trust or sale from any such person).

          1.14 "GOOD REASON" shall mean and exist if, without the Executive's prior written consent, one or more of the following events occurs:

          (a) the Executive is not appointed to or is otherwise removed from the office(s) provided for in SUBSECTION 2.3, for any reason other than the termination of his employment;

          (b) the Executive is assigned any duties or responsibilities that are inconsistent with the scope of duties and responsibilities associated with the Executive's position as described in SUBSECTION 2.3;

          (c) the Company gives the Executive notice pursuant to SUBSECTION 2.2 that it does not intend to extend the Term of Employment for an additional five year period;

          (d) the Executive is not appointed to or is removed from membership on the Board;

          (e) the Executive is required to relocate from, or maintain his principal office outside of, Las Vegas;

          (f) the Executive suffers a reduction in the authorities, duties or responsibilities associated with his position as described in SUBSECTION 2.3, on the basis of which he makes a determination in good faith that he can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;

          (g) the Executive's Base Salary is decreased by the Company or is not increased as provided for in SUBSECTION 3.1 and/or SUBSECTION 7.1(b),

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          (h)  the Executive is excluded from participation in any employee benefit or incentive plan or program offered to other executives of the Company or his benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced;

          (i) the Executive is not permitted to participate in the Deferred Compensation Plan for Executives or any other incentive compensation plans or programs offered by the Company to senior executives;

          (j) the Company fails to pay the Executive any deferred payments that have become payable under the Deferred Compensation Plan for Executives or any other bonus or incentive plans;

          (k) the Company fails to reimburse the Executive for business expenses in accordance with the Company's policies, procedures or practices;

          (l) the Company fails to agree to or to actually indemnify the Executive for his actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by Nevada law and the Company's by-laws, and/or the Company fails to maintain reasonably sufficient levels of directors' and officers' liability insurance coverage for the Executive when such insurance is available;

          (m) the Company fails to make any of the payments or to provide any of the benefits required under SUBSECTION 7.1.

          (n) the Company fails to obtain a written agreement satisfactory to the Executive from any successor or assign of the Company to assume and perform this Agreement; or

          (o) the Company purports to terminate the Executive's employment for Cause but such purported termination is not effected in accordance with SECTION 6.2 of this Agreement.

          1.15 "PERSON" shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

          1.16 "PRO RATA BONUS" shall mean an amount equal to seventy-five percent (75%) of the Executive's current Base Salary, multiplied by a fraction, the numerator of which is the number of days in such year during which the Executive was actually employed by the Company and the denominator of which is 365.

          1.17 "SPECIAL LONG-TERM DISABILITY PLAN" shall mean the Company's Special Long-Term Disability Plan, effective as of November 30, 1994, as the same may be amended from time to time.

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          1.18 "SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN" shall mean the Company's
Supplemental Executive Retirement Plan, effective as of November 30, 1994, as the same may be amended from time to time.

          1.19 "TERM OF EMPLOYMENT" shall mean the period specified in SUBSECTION 2.2.

          1.20 "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2. TERM OF EMPLOYMENT, POSITIONS AND RESPONSIBILITIES.

          2.1 EMPLOYMENT ACCEPTED. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the positions and with the duties and responsibilities set forth in SUBSECTION 2.3, and upon such other terms and conditions as are stated in this Agreement.

          2.2 TERM OF EMPLOYMENT. The initial Term of Employment shall commence upon the date of this Agreement and, unless earlier terminated pursuant to the provisions of this Agreement, shall terminate upon the close of business on the day immediately preceding the fifth anniversary of the date of this Agreement; PROVIDED, HOWEVER, that the initial Term of Employment shall automatically be extended for successive five-year periods if neither Party has advised the other in writing in accordance with SECTION 13 at least twelve (12) months prior to the end of the then current Term of Employment that such Term of Employment will not be extended for an additional five (5) year period. In the event that such notice is given, the Executive's employment shall terminate upon the close of business on the day immediately preceding the fifth anniversary of the date that such notice is given.

          2.3 TITLE AND RESPONSIBILITIES. During the Term of Employment, the Executive shall be employed as the President, Chief Executive Officer and Chairman of the Board of the Company and shall serve as a member of the Board. In carrying out his duties under this Agreement, the Executive shall only report to the Board. During the Term of Employment, the Executive shall devote reasonable time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the Company's interests. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments. The Executive may serve as a member of the board of directors of other corporations, subject to the approval of a majority of the Board, which approval shall not be unreasonably withheld or delayed.

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     3. COMPENSATION.

          3.1 BASE SALARY. During the Term of Employment, the Executive shall be entitled to receive a base salary (the "BASE SALARY") payable no less frequently than in equal bi-weekly installments at an annualized rate of no less than $1,250,000. Such Base Salary shall be reviewed annually for increase (but not decrease) in the discretion of the Human Resources Committee of the Board. In conducting any such annual review, the Human Resources Committee shall take into account any change in the Executive's responsibilities, increases in the compensation of other executives of the Company or any Affiliate (or any competitor(s) of either or both), the performance of the Executive and/or other pertinent factors. Such increased Base Salary shall then constitute the Executive's "Base Salary" for purposes of this Agreement.

          3.2 ANNUAL BONUS. The Company may pay the Executive an annual discretionary bonus for each calendar year ending during the Term of Employment in an amount that will be determined by the Human Resources Committee based on the Executive's performance. Any annual bonus that may be awarded to the Executive shall be paid at the same time as annual bonuses are paid to other senior officers of the Company, unless the Executive has elected to defer receipt of all or part of the bonus amounts to which he is entitled in respect of any such calendar year, in accordance with the terms and provisions of any deferred compensation program maintained by the Company.

          3.3 DEFERRED COMPENSATION. The Executive shall be eligible to participate in the Company's Deferred Compensation Plan for Executives, and any other deferred compensation plans that the Company may adopt for executives, pursuant to the terms of the plans.

     4. EMPLOYEE BENEFIT PROGRAMS.

          4.1 PENSION AND WELFARE BENEFIT PLANS. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit programs made available to the Company's executives or salaried employees generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, group health insurance, accidental death and dismemberment insurance, long-term disability, sick leave (including salary continuation arrangements), vacations, holidays and other employee benefit programs sponsored by the Company.

          4.2 ADDITIONAL PENSION AND WELFARE BENEFITS. In addition to the foregoing, the Company shall provide the Executive with the following benefits:

          (a) Executive Group Health Insurance coverage pursuant to such plan or plans as the Company may select and which shall be fully paid for by the Company;

          (b) full salary continuation during the first ninety (90) days of any physical or mental incapacity that prevents the Executive from performing his duties and, for any Disability that continues thereafter, benefits pursuant to the Company's Special Long-Term Disability Plan and any other long-term

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               disability benefits pursuant to any other disability plan of which the Executive is a participant;

          (c) an annual supplemental retirement benefit as set forth in the Supplemental Executive Retirement Plan, in addition to any other benefit pursuant to any other retirement plan under which the Executive is covered;

          (d) life insurance coverage in an aggregate amount of not less than $30,000,000 through individual and/or group policies, including a split dollar policy and a term life policy; and

          (e) the Executive shall be eligible to participate in any long-term compensation programs maintained by the Company to the extent provided in the applicable plan documents.

     5. BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

          5.1 EXPENSE REIMBURSEMENT. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, subject to providing the proper documentation of said expenses.

          5.2 PERQUISITES. During the Term of Employment, the Executive shall also be entitled to any of the Company's executive perquisites in accordance with the terms and provisions of the applicable policies, including, without limitation:

          (a) use of an automobile;

          (b) payment or reimbursement of the cost of an annual physical examination;

          (c)  vacation of at least four weeks per year;

          (d) payment or reimbursement of initiation fees and annual membership fees and assessments for a country club, a luncheon club and a physical fitness program of the Executive's choice; and

          (e) payment or reimbursement of fees and expenses, up to a maximum amount of $10,000.00, incurred in connection with having this Agreement reviewed by legal counsel prior to execution.

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     6. TERMINATION OF EMPLOYMENT.

          6.1 TERMINATION DUE TO DEATH OR DISABILITY. The Executive's employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive's death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:

          (a) Base Salary at the rate in effect at the time of his termination, in the case of death, for a period of twenty-four (24) months following the termination of employment;

          (b)  any annual bonus awarded but not yet paid;

          (c) a Pro Rata Bonus for the fiscal year in which death or Disability occurs;

          (d) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

          (e) immediate vesting of all restricted stock and unvested stock options and to exercise all stock options for the remaining option term, as if his employment had not terminated;

          (f) reimbursement for expenses incurred but not paid prior to such termination of employment;

          (g) in the case of Disability, continuation of the Executive's health and welfare benefits at the level in effect on the date of termination through the end of the 60th month following the termination of the Executive's employment, or the economic equivalent thereof, as if the Executive's employment had continued during such period; and

          (h) such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

          6.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause at any time during the Term of Employment by giving written notice to the Executive, authorized by a vote of at least a majority of the members of the Board, that the Company intends to terminate his employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, providing the basis for termination. The Executive shall be given the opportunity within thirty (30) days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act. If at the conclusion of the Executive's presentation of his defense, a majority of the Board, nonetheless, determines that the Executive's employment is terminable for Cause, the Executive shall be given thirty (30) days after such meeting to correct such acts or failure to act, unless the Board also determines that the Executive's acts or failure to act are incapable of correction. Upon failure of the Executive,

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within thirty (30) days, to correct such acts or failure to act, or upon the
Board's determination that correction is not possible, the Executive's employment by the Company shall automatically be terminated under this SUBSECTION 6.2 for Cause. During the pendency of the foregoing process, the Executive shall continue to be paid his Base Salary but shall be placed on leave of absence status.

          In the event of a termination for Cause, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

          (a) Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

          (b)  any bonus awarded but not yet paid;

          (c) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

          (d) reimbursement for expenses incurred but not paid prior to such termination of employment; and

          (e) such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

          Notwithstanding anything to the contrary in this SUBSECTION 6.2, if the Executive's employment is terminated for Cause due to his having been convicted pursuant to SUBSECTION 1.5(A) but said conviction is subsequently overturned on appeal and he is not required to submit to re-trial within six (6) months thereafter, the Executive shall be entitled to the payments and the economic equivalent of the benefits he would have received if his employment had been terminated without Cause under SUBSECTION 6.4.

          6.3 TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment on his own initiative for any reason upon thirty
(30) days prior written notice to the Company. Such termination shall have the same consequences as a termination for Cause under SUBSECTION 6.2.

          6.4 TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice to the Executive. In the event that the Company terminates the Executive's employment without Cause, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

          (a) an amount equal to five times 175 percent of the Executive's Base Salary at the rate in effect at the time of his termination;

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          (b)  any bonus awarded but not yet paid;

          (c) any deferred bonus, including interest or other credits on the deferred amounts, to the extent provided in the Deferred Compensation Plan for Executives;

          (d) immediate vesting of all restricted stock and unvested stock options and to exercise all stock options for the remaining option term, as if his employment had not terminated;

          (e) reimbursement for expenses incurred but not paid prior to such termination of employment;

          (f) continuation of all benefits provided to the Executive pursuant to SUBSECTION 4.2, including, without limitation, the Executive's group health insurance and participation in the Company's Special Long-Term Disability Plan and any other long-term disability insurance generally provided to senior executives of the Company, at the level in effect at the time of his termination of employment, through the end of the 60th month following such termination, or the economic equivalent thereof, as if such Executive were employed during such period; and

          (g) such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

          6.5 TERMINATION BY THE EXECUTIVE WITH GOOD REASON. The Executive may terminate his employment on his own initiative for Good Reason upon thirty (30) days prior written notice to the Company. Such termination shall have the same consequences as a termination without Cause under SUBSECTION 6.4.

     7. CHANGE IN CONTROL.

          7.1 CHANGE IN CONTROL. Immediately upon a Change in Control, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall be entitled to:

          (a) a payment in cash equal to three times 175 percent of his Base Salary;

          (b) minimum annual increases in the Executive's Base Salary equal to the greater of (i) five percent, or (ii) the percentage of increase in the Consumer Price Index for the [Nevada area] as reported by the United States Department of Labor for the immediately preceding calendar year;

          (c)  annual bonuses of at least 75 percent of his Base Salary;

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          (d)  immediate vesting of all benefits, without penalty or reduction in rights or benefits, including, without limitation:

               (i) vesting of all stock options and stock appreciation rights, which shall be and remain exercisable for the remaining option term;

               (ii) vesting of all rights to all restricted stock of the Company held in the Executive's name or for his benefit;

               (iii) vesting and cash-out of any phantom stock units; and

               (iv) vesting and payout of any incentive shares;

          (e) immediate eligibility for retirement under the Supplemental Executive Retirement Plan without penalty for early retirement;

          (f) continued funding of the Executive's split dollar life insurance policy and any other life insurance policies maintained by the Company on behalf of the Executive, as if the Executive were employed by the Company through the maturity date of such policies or payment in full of all premium obligations under such policies; and

          (g) such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

          7.2 TERMINATION OF THE EXECUTIVE'S EMPLOYMENT AFTER A CHANGE IN CONTROL. If subsequent to a Change in Control, the Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, the Executive shall be entitled, in addition to any compensation and benefits provided pursuant to SUBSECTION 6.4 and SUBSECTION 7.1, above, to:

          (a) an amount equal to the greater of (i) five times 175 percent of his Base Salary at the time of the Change in Control or (ii) five times 175 percent of his Base Salary at the time of the termination of his employment;

          (b) continuation of all employee benefits provided to the Executive pursuant to SUBSECTION 4.2 for a period of sixty (60) months following such termination of employment, or the economic equivalent thereof, as if the Executive were an employee of the Company during such period; and

          (c) an additional amount which, after the payment of all federal, state and local income taxes attributable to such additional amount, equals the positive difference, if any, of:

               (i) $20,000,000, MINUS

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               (ii) the product of:

                    (A) the amount that would have been payable to the Executive under SUBSECTION 6.4(a) if his employment had been terminated without Cause prior to a Change in Control, the amount paid pursuant to SUBSECTION 7.1(a) and the amount payable pursuant to SUBSECTION 7.2(a), MULTIPLIED by:

                    (B)  the difference of:

                         (i) one, MINUS

                         (ii) the Executive's combined marginal income tax rate.

          7.3 TERMINATION BY EXECUTIVE WITHOUT GOOD REASON AFTER A CHANGE IN CONTROL. If the Executive terminates his employment without Good Reason following a Change in Control, in addition to any payments paid or payable pursuant to SUBSECTION 7.1, but in lieu of any other compensation and benefits whatsoever, he shall be entitled to the following:

          (a) if such termination occurs in the first twelve (12) months following a Change in Control, the Executive shall be entitled to an amount equal to eighty percent (80%) of the amounts payable to the Executive pursuant to:

               (i)   SUBSECTION 6.4(a),

               (ii)  SUBSECTION 7.2(a),

               (iii) an amount, if any, calculated in accordance with SUBSECTION
                     7.2(c), and

               (iv) the benefits provided in SUBSECTION 6.4 (b), (c), (e), (f) AND (g).

          (b) if such termination occurs after the first twelve (12) months following a Change in Control, the Executive shall be entitled to an amount equal to one hundred percent (100%) of the amounts provided for in paragraphs (a)(i) and (a)(ii) of SUBSECTION 7.3(a), an amount, if any, calculated in accordance with SUBSECTION 7.2(c), using the sum of $20,000,000, and the benefits provided in SUBSECTION 6.4(b), (c), (e), (f) AND (g), and

          (c) in either instance, the Executive shall be entitled to such rights to benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

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

          7.4 TERMINATION FOR OTHER REASONS AFTER A CHANGE IN CONTROL. If the Executive's employment is terminated by the Company for any reason not provided by SUBSECTION 7.2 or SUBSECTION 7.3, his rights shall be determined in accordance with the applicable Subsection of SECTION 6.

          7.5 FUNDING OF PAYMENTS. All payments payable to the Executive pursuant to this SECTION 7, except for payments payable as a lump sum, shall be made to a trust which shall be established for such purpose and shall provide for Towers Perrin to serve as the trustee thereof.

     8.   CONDITIONS TO PAYMENTS.

          8.1 TIMING OF PAYMENTS. Unless otherwise provided herein, any payments to which the Executive shall be entitled under SECTIONS 6 AND 7 following the termination of his employment shall be made as promptly as possible and in no event later than five business days following such termination of employment.

          8.2 NO MITIGATION; NO OFFSET. In the event of any termination of employment under SECTIONS 6 OR 7, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts payable to the Executive are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

     9.   SPECIAL REIMBURSEMENT.

          9.1 If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control pursuant to SUBSECTION 7.1 or the termination of the Executive's employment pursuant to SUBSECTIONS 7.2, 7.3 OR 7.4 , whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Affiliate, any Person, or otherwise (the "TOTAL PAYMENTS"), will or would be subject to the excise tax imposed under Section 4999 of the Code (the "EXCISE TAX"), the Company shall pay to the Executive an additional amount (the "GROSS-UP PAYMENT") such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon or in respect of the Total Payments and the Gross-Up Payments, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed thereon, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          9.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (a) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive

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

               (which opinion shall be provided to the Executive) such Total Payments (in whole or in part) (i) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or (iii) are not, in the opinion of legal counsel, otherwise subject to the Excise Tax, and

          (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          9.3 In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), the Company shall make an additional Gross-Up Payment in accordance with SUBSECTION 9.1 in respect of such excess Excise Tax (plus any interest, penalties or additions payable by the Executive with respect to such excess Excise Tax) at the time that the amount of such excess Excise Tax is finally determined. The Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

     10.  INDEMNIFICATION.

          10.1 GENERAL. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an "INDEMNIFIABLE ACTION"), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent while service as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law and the Company's by-laws, as the same exist or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

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

          10.2 PROCEDURE. The indemnification provided pursuant to this SECTION 10 shall be subject to the following conditions:

          (a) The Executive must promptly give the Company written notice of any actual or threatened Indemnifiable Action;

          (b) The Company will be permitted, at its option, to participate in, or to assume, the defense of any Indemnifiable Action;

          (c) The Executive must provide reasonable cooperation to the Company in the defense of any Indemnifiable Action; and

          (d) The Executive must refrain from settling any Indemnifiable Action without obtaining the Company's prior written consent, which consent shall not be unreasonably withheld.

          10.3 ADVANCEMENT OF COSTS AND EXPENSES. The Company agrees to advance all costs and expenses referred to in SUBSECTION 10.1; PROVIDED, HOWEVER, that the Executive agrees to repay to the Company any amounts so advanced to the extent that a court of competent jurisdiction finds that any acts or omissions by the Executive were:

          (a) in knowing violation of any agreement between the Executive and the Company;

          (b) in bad faith or involving intentional misconduct or a knowing violation of law or that the Executive personally gained a financial profit or other advantage to which he was not legally entitled; or

          (c) for which a court, having jurisdiction in the matter, determines that indemnification is not lawful.

          10.4 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending an Indemnifiable Action in advance of its final disposition conferred in this SECTION 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

          10.5 D&O INSURANCE. The Company will maintain a directors' and officers' liability insurance policy covering the Executive that provides coverage that is reasonable in relation to the Executive's position during the Term of Employment.

     11.  CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

          11.1 CONFIDENTIAL INFORMATION. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive's own or any third party's use. Accordingly, the Executive hereby agrees that he shall not, directly or indirectly, during the Term of Employment or for a period of twelve (12) months after the termination of his employment, disclose any

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

Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. The Executive further agrees that he shall not directly or indirectly, during the Term of Employment or for a period of twelve (12) months after the termination of his employment, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

          11.2 COMPANY PROPERTY. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all Company Property that the Executive may then possess or have under his control.

          11.3 REQUIRED DISCLOSURE. In the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent permitted by applicable law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.

          11.4 SURVIVAL. The Executive agrees that the provisions of this
SECTION 11 shall survive the termination of this Agreement and the termination of the Executive's employment.

          12. DISPUTE RESOLUTION. The Company agrees that in the event the Executive finds it necessary to initiate any legal action to obtain any payments, benefits or rights provided by this Agreement to him, the Company shall reimburse the Executive for all attorney's fees and other related expenses incurred by him to the extent the Executive is successful in such action.

          13. NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

         If to the Company:    Station Casinos, Inc.
                               2411 West Sahara Avenue
                               Las Vegas, NV  89102
                               Attn: Scott M Nielson

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

         With a copy to:       Milbank, Tweed, Hadley & McCloy
                               601 South Figueroa Street, 30th Floor
                               Los Angeles, CA 90017
                               Attn: Kenneth J. Baronsky

         If to the Executive:  Frank J. Fertitta III
                               2411 West Sahara Avenue
                               Las Vegas, NV 89102

          14. EMPLOYEE BENEFIT PLAN DOCUMENTS. In the event that any provision of this Agreement conflicts with the terms and provisions of any employee benefit plan document, the provisions of this Agreement shall govern; and the Company shall take any and all actions that may be necessary, including amendment of any plan document, to the extent necessary to effect the provision of benefits expressly provided upon termination of the Executive's employment pursuant to SECTIONS 6 AND 7.

          15. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          16. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this SECTION 16 are in addition to the survivorship provisions of any other Section of this Agreement.

          17. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between that Party and any other Person.

          18. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.

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

          19. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; PROVIDED, HOWEVER, that no rights or obligations of the executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, which may be transferred only by will or operation of law and subject to the limitations of this Agreement; and PROVIDED, FURTHER, that no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

          20. AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by the Executive with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

          21. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          22. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. In the event of any dispute or controversy arising out of or relating to this Agreement, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.

          23. HEADINGS. The headings of the Sections and Subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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

          24. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                         STATION CASINOS, INC.

                                         By: /s/ GLENN C. CHRISTENSON
                                            ----------------------------------
                                         Name:    Glenn C. Christenson
                                         Title:   Executive Vice President
                                                  Chief Financial Officer
                                                  Chief Administrative Officer

                                            /s/ FRANK J. FERTITTA III
                                         ----------------------------
                                         FRANK J. FERTITTA III


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